Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Tax Coach Software, LLC, an Ohio limited liability company (the “Company”) and Edward A. Lyon, an Ohio resident (“Employee”) is made and entered into effective November 1, 2015. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement (“Purchase Agreement”) between Financial Gravity Holdings, Inc., a Texas corporation (“Financial Gravity”), and holders of all of the membership interests of the Company, dated effective the 1st day of October, 2015 (the “Effective Date”).

RECITALS

The Company is engaged in the business of providing tax planning software and related services. Employee previously served as principal of the Company.

The Company desires to employ Employee and to have the benefit of Employee’s skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth in this Agreement, and the performance of each, the parties to this Agreement, intending legally to be bound, agree as follows:

AGREEMENT

1.       Employment. The Company hereby employs Employee as its General Manager, and Employee hereby accepts such employment and agrees to perform the duties and render services as set forth in this Agreement.

2.       Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of three years. The parties may agree in writing to extend the term of this Agreement.

3.       Duties and Services. During the term of this Agreement, Employee shall be responsible for supervising the business and affairs of the Company. Additionally, during the term of this Agreement, Employee will (a) do Employee’s utmost to enhance and develop the best interests and welfare of the Company, (b) perform such other duties (consistent with Employee’s role) as the Board of Managers of the Company may, from time to time, reasonably confer upon Employee, and (c) comply with the Company’s policies and practices and the laws and regulations that apply to the Company’s operation and administration. Employee shall devote substantially all of his business time, ability, attention, and energies to the business and affairs of the Company during the term of this Agreement.

4.       Compensation. As compensation for the services of Employee during the term of this Agreement, the Company shall pay Employee as follows:

(a)	Base Salary. Company shall pay Employee a base salary of Forty-Two Thousand Dollars ($42,000.00) per year less applicable withholdings, payable on a monthly basis in arrears, on the first day of each month, in accordance with the Company’s standard payroll procedures.

(b)	Bonus Plan. Employee also shall participate in a bonus plan for Company executives and employees. The annual bonus payable to Employee is the sum of the following: (i) for Company revenues in excess of $850,000 and less than $950,000, forty percent (40%) of the Company’s gross profit (as determined in accordance with generally acceptable accounting principles, net of amounts paid under employment agreements and consulting agreements), plus (ii) for Company revenues in excess of $950,000, twenty percent (20%) of the Company’s gross profit (as determined in accordance with generally acceptable accounting principles, net of amounts paid under employment agreements and consulting agreements).

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(c)	Benefits. Employee shall be entitled to the same benefits as are made available generally to other employees of the Company; provided, however, that nothing in this Agreement shall be deemed to require the Company to initiate any particular plan, policy or benefit.

(d)	Expense Reimbursement. The Company shall reimburse Employee for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his duties under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax recordkeeping requirements.

5.       Termination; Rights on Termination. Employee’s employment may be terminated in any one of the following ways:

(a)	Termination by the Company without Good Cause. The Company may, without Good Cause (defined below) and for any reason whatsoever, terminate Employee’s employment, effective at the time designated in a written notice provided to Employee. In the event of such termination, Employee shall be entitled to receive the compensation and benefits provided to Employee as of the date of such termination for a period of twelve (12) months following the date of termination, such compensation to be payable in accordance with the Company’s standard payroll procedures.

(b)	Termination by the Company for Cause. The Company may terminate Employee’s employment ten (10) days (or less) after written notice to Employee for “Good Cause.” “Good Cause” shall mean: (i) Employee’s gross negligence in the performance or nonperformance of any of Employee’s material duties or responsibilities; (ii) Employee’s conviction or plea of guilty to a felony, or to a misdemeanor involving moral turpitude; or (iii) any act by Employee of fraud or dishonesty with respect to any aspect of the Company’s business. In the event of termination of Employee’s employment for Good Cause, no compensation shall be payable to Employee after the date of termination.

(c)	Termination by Employee. Employee may resign at any time, but must give the Company fifteen (15) days’ written notice of Employee’s intention to resign. The Company in its sole discretion may treat the resignation as effective at any time during the fifteen (15) day period. In the event that Employee resigns, no compensation shall be payable to Employee after the date of resignation.

(d)	Death. If Employee’s employment is terminated by reason of Employee’s death, no compensation shall be payable to Employee (or his estate) after the date of termination.

(e)	Inability to Perform. If Employee’s employment is terminated by reason of Employee’s inability to perform the essential functions of his position, with reasonable accommodation, for a period of 90 consecutive days, as determined in good faith by the Board of Managers, Employee shall be entitled to receive the compensation and benefits provided to Employee as of the date of such termination for a period of two (2) months following the date of termination, such compensation to be payable in accordance with the Company’s standard payroll procedures.

(f)	Payment through Termination. Upon termination of Employee’s employment for any reason provided for in this Agreement, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. In addition, the Company shall offer Employee and his qualified dependents continued coverage under the Company’s health insurance plan, as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at Employee’s cost, so long as Employee or his dependents are eligible for COBRA coverage.

(g)	Ongoing Obligations. Employee’s obligations under paragraphs 6, 7 and 8 shall survive termination of this Agreement.

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6.       Covenants.

(a)	Employee acknowledges that he has contemporaneously entered into the Purchase Agreement referenced above. Employee further acknowledges that his entering into this Agreement with the Company, as well as his agreement to the restrictions contained in this Section 6, was a material inducement to the Company to purchase the Business (as defined in the Purchase Agreement). The restrictions contained in Section 4.4 of the Purchase Agreement (entitled “Covenant Not to Compete”) are incorporated by reference and repeated herein with respect to Employee’s individual restrictions and obligations agreed to as part of the sale of the Business, and Employee further acknowledges that he is bound by the restrictions contained in Section 4.4 of the Purchase Agreement.

(b)	Employee agrees that for the period during which Employee shall be in the employ of the Company or Financial Gravity, and for a period of three (3) years thereafter, provided that Purchaser or an affiliate of Financial Gravity owns all of the membership interests in the Company, he shall not, whether as an owner, shareholder (other than in his capacity as holder of less than 2% of the shares of any corporation whose shares are traded on a national securities exchange or over the counter which shall be excepted from this restriction), partner, employee, consultant, advisor, independent contractor or otherwise, directly or indirectly compete with the business of Financial Gravity in any manner, anywhere within the United States. Notwithstanding the foregoing, Employee shall not be restricted from continuing the businesses and activities described in Schedule 4.4 of the Purchase Agreement.

(c)	Employee agrees that for the period during which Employee shall be in the employ of the Company or Financial Gravity, and for a period of three (3) years thereafter, Employee shall not, without the prior written consent of the Company, in any manner, directly or indirectly:

i.       persuade or attempt to persuade any potential customer or client to which the Company has made a presentation, or with which the Company has been having discussions, not to do business with the Company or Financial Gravity, or to do business with another company;

ii.       solicit for any person other than the Company the business of any company which is a customer or client of the Company, or was a customer or client of the Company within two years prior to the date of this Agreement; or

iii.       employ any employee of the Company or Financial Gravity or any agents, representatives, contractors or consultants of the Company or Financial Gravity, or persuade or attempt to persuade any employee of the Company or Financial Gravity or any agents, representatives, contractors or consultants of the Company or Financial Gravity, to leave the Company’s or Financial Gravity’s employ, or to become employed by any other person.

(d)	Employee acknowledges the broad geographic scope of the Company’s business, and of the ease of competing with that business in any part of the United States. Employee further acknowledges that the restrictions on competition set forth in this Section 6 are intended to cover the places the Company and its affiliates do business.

(e)	The parties hereto agree that the scope, time and geographical restrictions contained herein are reasonable and fair and necessary to protect the Company’s business and the goodwill thereof. Employee acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that Employee has been engaged in the Company’s business, Employee’s reputation in the industry, and Employee’s relationship with the customers and potential customers of the Company. Employee acknowledges that the restrictions imposed on Employee hereby greatly enhance the value of the Company’s business.

(f)	It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made.

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7.       Trade Secrets and Confidential Information. For purposes of this paragraph, “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company. “Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(a)	Employee acknowledges Employee is employed by the Company in a confidential relationship in which Employee, in the course of Employee’s employment with the Company, will receive and will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and, accordingly, Employee is willing to enter into the covenants contained in paragraph 6 of this Agreement in order to provide the Company with what Employee considers to be reasonable protection for its interests.

(b)	Employee agrees that, for the period during which Employee shall be in the employ of the Company or Financial Gravity and for a period of five years thereafter, Employee will hold in confidence all Confidential Information of the Company that came into Employee’s knowledge during Employee’s employment by the Company and will not disclose, publish or make use of such Confidential Information.

(c)	Employee shall hold in confidence all Trade Secrets of the Company that came into his knowledge during Employee’s employment by the Company and shall not disclose, publish or make use of such Trade Secrets at any time after the date of this Agreement.

(d)	Notwithstanding the foregoing, the provisions of this paragraph 7 will not apply to (i) information required to be disclosed by Employee in the ordinary course of his duties under this Agreement or (ii) Confidential Information that otherwise becomes generally known in the industry or to the public through no act of Employee or any person or entity acting by or on Employee’s behalf, or which is required to be disclosed by court order or applicable law.

(e)	The parties agree that the restrictions stated in this paragraph 7 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law to protect its trade secrets and confidential information.

8.       Inventions. Employee agrees to promptly report and disclose to the Company all developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”), conceived, made, implemented, or reduced to practice by Employee, whether alone or acting with others, during Employee’s employment with the Company, that is developed (a) on the Company’s time, or (b) while utilizing, directly or indirectly, the Company’s equipment, supplies, facilities, or trade secret information. Employee acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Employee agrees to assign, and hereby automatically assigns to the Company, without further consideration, any and all rights, title, and interest in and to all Work Product; provided, however, that this paragraph 9 shall not apply to any Work Product for which no equipment, supplies, facilities, or Trade Secret information of the Company was used and which was developed entirely on Employee’s own time, unless the Work Product (a) relates directly to the Company’s business or its actual or demonstrably anticipated research or development, or (b) results from any work performed by Employee for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product. Employee agrees to perform, upon the reasonable request of the Company, during or after employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product.

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9.       Return of Company Property. All records, business plans, financial statements, manuals, memoranda, customer lists, customer database and other property delivered to or compiled by Employee by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Employee’s employment with the Company, Employee shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment.

10.       No Prior Agreements. Employee represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties under this Agreement will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

11.       Complete Agreement; Amendment. Employee has no oral understandings or agreements with the Company or any of its officers, managers or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement of expression of the agreement between the Company and Employee with respect to the subject matter of this Agreement, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

12.       Notice. Whenever any notice is required under this Agreement, it shall be given in writing addressed as follows:

To the Company:	Tax Coach Software, LLC
c/o Financial Gravity Holdings, Inc.
800 N Watters Rd., Suite 120
Allen, TX 75013
Attn: President

To Employee:	Edward A. Lyon
______________________
______________________

13.       Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of paragraph 6 above. The paragraph headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of this Agreement or of any part of this Agreement.

14.       Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in paragraphs 6, 7 and 8, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of Employee’s covenants.

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15.       Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of Employee or the Company by any court or the government or judicial authority by reason of Employee or the Company having or being deemed to have structured or drafted such provision of this Agreement.

16.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the choice of law rules thereof. In the event of any dispute arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If the parties do not reach a just and equitable solution within a period of 30 days, then, upon notice by a party to the other, the dispute shall be finally settled by expedited arbitration administered in Cincinnati, Ohio by either JAMS or the American Arbitration Association.

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EXECUTION

The parties to this Agreement have caused this Employment Agreement to be duly executed effective as of the date set forth above.

COMPANY:

Tax Coach Software, LLC

By:  /s/ John Pollock

Name:       John Pollock,

      President and Chief Executive Officer

EMPLOYEE:

/s/ Edward A. Lyon

Name:       Edward A. Lyon

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